EXHIBIT 10.8

Agreement

     This Agreement is made this 20th day of February, 2001 (the “Effective Date”) by and between Sulzer Medica USA Holding Co., a Delaware corporation, Sulzer Biologics Inc., a Delaware corporation, and Sulzer Orthopedics Ltd., a corporation organized under the laws of Switzerland (jointly and severally responsible and referred to herein as “Sulzer”), and ReGen Biologics, Inc., a Delaware corporation.

     WITNESSETH:

     Whereas, Sulzer, pursuant to a Credit Agreement dated as of March 14, 2000 between Sulzer Medica USA Holding Co. and ReGen (the “Credit Agreement”), has loaned ReGen a total of $3,650,000 out of a total available credit line of $4,000,000;

     Whereas, ReGen has failed to satisfy all conditions precedent to Sulzer’s obligation to fund an additional loan of $350,000 under the Credit Agreement;

     Whereas, ReGen has requested that Sulzer waive the conditions precedent to Sulzer’s obligation to fund the loan of $350,000 under the Credit Agreement and has requested that Sulzer extend ReGen an additional line of credit up to $600,000; and

     Whereas, Sulzer is willing to fund the loan of $350,000 and to enter into an agreement to extend an additional line of credit up to $600,000 on the terms and conditions as set forth in this Agreement;

     Now, therefore, in consideration of the above premises and the terms and conditions set forth below, the parties hereby agree as follows:

     1. As used in this Agreement, the following terms shall have the meanings set forth below:

      a. “Bridge Loan” means a loan to ReGen by way of convertible subordinated unsecured note, (the “Notes”) payable by ReGen on or before 24 months from the date of issue in the form of either cash or, in the event of a Conversion Event and with the approval of the holder, securities. The Notes shall bear Interest at the fixed rate of 7% compounded annually.

      b. “Conversion Event” means (i) an equity offering by ReGen that results in gross proceeds in an amount that exceeds the outstanding balance on the Bridge Loan by at least $3 million, or (ii) a merger, acquisition, or other event that results in a change of ownership of at least 30% of the outstanding common stock of ReGen.

     2. Within three business days following the Effective Date, Sulzer shall fund a loan to ReGen pursuant to the Credit Agreement in the amount of $350,000 (the “Loan”) by wire transfer according to ReGen’s written instructions, provided that: (i) such Loan shall be due and payable by ReGen 24 months from the date of funding; and (ii) interest shall accrue on the unpaid principal balance at the rate of seven percent (7%) per annum.

     3. Sulzer, ReGen, and Geistlich Biomaterials (“Geistlich”) shall meet and attempt in good faith to conclude an agreement (the “Bridge Loan Agreement”) prior to March 2, 2001 having the following terms. In the event that Geistlich is not a party to such Agreement, then ReGen agrees to attempt in good faith to negotiate a separate agreement with Geistlich, prior to or contemporaneous with the Bridge Loan Agreement, giving effect to such terms.

      a. Subject to a binding agreement by Geistlich to participate in the Bridge Loan, Sulzer will agree to participate in the Bridge Loan up to a total indebtedness, in addition to that extended in the Credit Agreement, of $600,000.

      b. Other participants, including Geistlich, shall commit to fund a total of at least $2.2 million of the Bridge Loan, in addition to Sultzer’s commitment.

      c. The Bridge Loan shall be fully funded by all parties to the Bridge Loan Agreement at its commencement through a deposit of the full amount of such loan into an escrow account at a mutually acceptable institution. Geistlich shall fully fund its share of the Bridge Loan upon satisfaction of all contingencies therefor. ReGen will agree that it shall draw on the Bridge Loan out of such escrow account no more frequently than monthly in an amount not to exceed $400,000 per draw. ReGen shall give Sulzer written notice of its intent to draw on the Bridge Loan escrow account in a specified amount at least five business days in advance of the draw. Each draw by ReGen from the Bridge Loan escrow account shall represent a loan by each participant in the amount of its pro rata share, that is, the percentage represented by the amount of credit extended by the participant relative to the total amount of credit extended by all current participants under the Bridge Loan.

      d. Sulzer will agree (i) that the participation of Geistlich in the Bridge Loan is contingent upon Sulzer’s concluding an agreement to transfer European distribution of ReGen’s Collagen Meniscus Implant (“CMI”) product to one or more partners mutually satisfactory to Sulzer and ReGen, and (ii) that Geistlich’s obligation to fund its portion of the Bridge Loan will be effective only when Sulzer concludes the agreement to transfer European distribution of the CMI product; provided that, at such tie as Geistlich’s obligation to fund its portion of the Bridge Loan becomes effective, Geistlich will fully fund its share of the Bridge Loan and any draws by ReGen from the Bridge Loan escrow account thereafter shall represent loans by Geistlich to the extent needed to balance its pro rata share of loans with the amounts previously loaned by the other participants as of that time.

      e. The Bridge Loan Agreement shall terminate, and the right of ReGen to draw any amounts of the Bridge Loan remaining in escrow shall end, if Sulzer fails to secure one or more partners mutually satisfactory to Sulzer and ReGen for distribution of the CMI product in Europe by May 31, 2001, despite reasonable and good faith efforts to do so. Notwithstanding the foregoing, such May 31 deadline may be extended by mutual agreement of Sulzer and ReGen for up to 60 days in order to allow additional time to secure partners mutually satisfactory to both Sulzer and ReGen. In the event that the Bridge Loan Agreement terminates as provided in this section, Sulzer shall have the right to withdraw from the Bridge Loan escrow account an amount that represents it pro rata share of the remaining balance, if any.

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      f. Sulzer will agree that it or its distribution partner(s) will fund the first milestone payment under the CMI distribution agreement ($1 million) no later than the fourth quarter of 2001.

      g. ReGen will agree to issue Sulzer a warrant (the “Warrant”), exercisable at any time within three years from the date of issue, for the purchase of ReGen common stock in an amount determined by dividing 25% of the principal amount of the Note by the share price fixed at the time of a Conversion Event. The exercise price shall be the share price fixed by the Conversion Event. In the event that Sulzer exercises the Warrant prior to the occurrence of a Conversion Event, then the number of shares subject to purchase under the Warrant shall be determined by dividing 25% of the principal amount of the Notes by a share price equal to the fair market value (determined in good faith by ReGen’s Board of Directors) of ReGen’s common stock at that time, and the exercise price shall be equal to the same fair market value per share.

      h. ReGen will agree that all Notes given by ReGen to participants in the Bridge Loan will be subordinate to any current or future bank debt of ReGen and to all of ReGen’s debt to Sulzer existing as of the Effective Date.

     4. At such time as Sulzer concludes an agreement to transfer European distribution rights to one or more partners, ReGen will commence a bona fide effort to secure a source of financing (other than a merger with Geistlich) by December 31, 2001.

     5. ReGen, including its legal representatives, successors, and assigns, hereby fully, finally, and forever releases, discharges, and acquits Sulzer, in any and all capacities, corporate or otherwise, and does hereby release, discharge, and acquit all officers, directors, employees, shareholders, attorneys, agents, successors, predecessor, assigns, and affiliate entities of Sulzer, from any and all claims, controversies, demands, rights, disputes, grievances, and causes of action, in law or in equity, whether the same or whether the facts on which the same may be based are now known or unknown, asserted or not asserted, accrued or not accrued, existing at the time of execution and delivery of this Agreement, so that from and after the date of execution and delivery hereof, Sulzer and all officers, directors, employees, shareholders, attorneys, agents, successors, predecessors, assigns, and affiliate entities of Sulzer shall stand fully and completely released, discharged, and acquitted from any and all claims that ReGen and its legal representatives, successors, and assigns may be entitled to have, own, or claim at the time of execution and delivery of this Agreement.

     6. ReGen and Sulzer agree to amend the Amended and Restated Supply Agreement dated June 1, 1996 between ReGen and Sulzer Biologics Inc., as successor to Intermedics Orthopedics/Denver, Inc. to eliminate the requirement that Sulzer purchase collagen exclusively from ReGen for the Fields of Use and to eliminate the requirement that ReGen supply collagen exclusively to Sulzer for the Fields of Use.

     7. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, notwithstanding conflict of laws principles that would cause the application of laws of any other jurisdiction.

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     8. If any claim or controversy arises out of or related to this Agreement or any breach hereof, then, following written notice by the party bringing the claim, the presidents of ReGen and Sulzer shall attempt to resolve such claim or controversy by good faith negotiation. If such claim or controversy is not resolved within 60 days of such written notice, either party may submit the claim or controversy to binding arbitration before a single arbitrator by the Center for Public Resources, New York, New York, according to the CPR’s Rules for Non-Administered Arbitration of Business Disputes, and the parties hereby agree to such binding arbitration.

     In Witness Whereof, the parties have each caused this Agreement to be signed and delivered in duplicate, each of which shall be considered for all purposes an original, by their duly authorized representatives as of the date first written above.

ReGen Biologics Inc.		Sulzer Medica USA Holding Co.

By:	/s/ Gerald E. Bisbee, Jr., Ph.D.	By:	/s/ David S. Wise

	Gerald E. Bisbee, Jr., Ph.D.		David S. Wise
	President and CEO		Secretary

Sulzer Orthopedics Ltd.
By:	/s/ Richard Fritschi
Richard Fritschi
General Manager

Sulzer Biologics, Inc.
By:	/s/ Jerry L. Marlar
Jerry L. Marlar
President

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